Exhibit 3.2
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
TRIAD GUARANTY INC.

     Triad Guaranty Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST; That the Board of Directors of the Corporation has unanimously adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:
“RESOLVED, that the Certificate of Incorporation of Triad Guaranty Inc. be amended by deleting the first paragraph of Article FOURTH thereof and substituting the following in its place and stead:
“FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 33,000,000 shares, divided into two classes as follows:
1,000,000 shares of Preferred Stock of the par value of $0,01 per share (“Preferred Stock”); and
32,000,000 shares of Common Stock of the par value of $0,01 per share (“Common Stock”).” ”
     SECOND: That an annual meeting of stockholders of the Corporation was duly called and held on May 14, 1998 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, Triad Guaranty Inc. has caused this certificate to be signed by its Chief Executive Officer this 14th day of May, 1998.

TRIAD GUARANTY INC.

By:	/s/ Darryl W. Thompson
Darryl W. Thompson, Chief Executive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01: 00 PM 05/20/1998
981194027 – 2347596	TOTAL P.02